SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO

FILED PURSUANT TO RULE 13D-2

(Amendment No.  2  )*

Cornerstone Therapeutics Inc.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

21924P103

(CUSIP Number)

DECEMBER 31, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

X	Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21924P103	13G	Page 2 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCare Ventures VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 405,843
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 405,843
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 405,843
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.28%
12		TYPE OF REPORTING PERSON* PN

CUSIP No. 21924P103	13G	Page 3 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCare Partners VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 405,843
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 405,843
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 405,843
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.28%
12		TYPE OF REPORTING PERSON* PN

CUSIP No. 21924P103	13G	Page 4 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCare Ventures VII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 147,810
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 147,810
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 147,810
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12		TYPE OF REPORTING PERSON* PN

CUSIP No. 21924P103	13G	Page 5 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HealthCare Partners VII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 147,810
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 147,810
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 147,810
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.20%
12		TYPE OF REPORTING PERSON* PN

CUSIP No. 21924P103	13G	Page 6 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James H. Cavanaugh, Ph.D.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,653
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,653
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.48%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 7 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Harold R. Werner
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,653
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,653
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.48%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 8 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William Crouse
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 405,843
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 405,843
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 405,843
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.28%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 9 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John W. Littlechild
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,653
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,653
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.48%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 10 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Christopher Mirabelli, Ph.D.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,653
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,653
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.48%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 11 of 18 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Augustine Lawlor
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,653
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,653
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,653
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.48%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 21924P103	13G	Page 12 of 18 Pages

Item 1.

(a)

The name of the Issuer is Cornerstone Therapeutics Inc. (the “Issuer”).

(b)

Address of Issuer’s Principal Executive Offices is 2000 Regency Parkway, Suite 255, Cary, North Carolina  27518.

Item 2.

(a)

This statement  is being filed by:

HealthCare Ventures VI, L.P. ("HCV VI")

HealthCare Partners VI, L.P. ("HCP VI")

HealthCare Ventures VII, L.P. (HCV VII")

HealthCare Partners VII, L.P. ("HCP VII")

James H. Cavanaugh, Ph.D. (“Cavanaugh”)

Christopher Mirabelli, Ph.D. (“Mirabelli”)

Harold R. Werner (“Werner”)

John W. Littlechild (“Littlechild”)

William Crouse (“Crouse”)

Augustine Lawlor (“Lawlor”)

(collectively, the “Reporting Persons”)

See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.1

(b)

The business address for HCV VI, HCP VI, HCV VII, HCP VII, Dr. Cavanaugh and Messrs.  Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for   Dr. Mirabelli and, Messrs. Littlechild and Lawlor is 55 Cambridge Parkway, Suite 301, Cambridge, Massachusetts 02142.

(c)

HCV VI, HCP VI, HCV VII, and HCP VII are limited partnerships organized under the laws of  the State of Delaware. Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild, Crouse  and Lawlor are each United States citizens.

(d)

This Schedule 13G relates to the common stock, par value $0.001 per share (the “Common Stock”) of the Issuer.

(e)

The CUSIP Number of the Issuer is 21924P103

1

Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild, and Lawlor are general partners of HCP VI and HCP VII, the general partners of HCV VI and HCV VII, respectively, the record holder of the Issuer's Common Stock reported hereto. In addition, Mr. Crouse is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's Common Stock reported hereto.

CUSIP No. 21924P103	13G	Page 13 of 18 Pages

Item 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:     Not applicable.

(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	A non-U.S. institution, in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___________________________.

Item 4.

Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

As of the date of this filing:

                  HCV VI and HCP VI own 405,843 Shares of the Issuer's Common Stock.

                  HCV VII and HCP VII own 147,810 Shares of the Issuer's Common Stock consisting  of (i) 109,489 Shares of the Issuer's Common Stock; and (ii) an immediately exercisable  Warrant to purchase 38,321 Shares of the Issuer's Common Stock.

                  Drs. Cavanaugh and Mirabelli and, Messrs Werner, Littlechild and Lawlor each beneficially own the 553,653 Shares of the Issuer's Common Stock, consisting of (i) 515,332 Shares of the Issuer's Common Stock owned by each of HCV VI and HCV VII; and (ii) an immediately exercisable Warrant to purchase 38,321 Shares of the Issuer's Common Stock owned by HCV VII.

                  Mr. Crouse beneficially owns 405,843 Shares of the Issuer's Common Stock owned by HCV VI.

(b)

     As of the date of this filing (taking into consideration that 12,357,045 Shares of the Issuer's Common Shares are issued and outstanding as reported by the Issuer’s Investor Relations officer).

The 405,843 Shares beneficially owned by HCV VI, HCP VI and Mr. Crouse constitutes 3.28% of the Shares outstanding.

The 147,810 Shares beneficially owned by HCV VII and HCP VII constitutes 1.20% of the Shares outstanding.

The 553,653 Shares beneficially owned by Drs. Cavanaugh and Mirabelli and, Messrs. Werner,

CUSIP No. 21924P103	13G	Page 14 of 18 Pages

Littlechild and Lawlor constitutes 4.48% of the Shares outstanding.

(c)

Number of shares as to which the person has:

             (i)  Sole power to vote or to direct the vote:  0

            (ii)  Shared power to vote or to direct the vote:

                  HCV VI, HCP VI, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Crouse, Littlechild and  Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

                  HCV VII, HCP VII, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VII.

          (iii)   Sole power to dispose or to direct the disposition of:  0

           (iv)   Shared power to dispose or to direct the disposition of:

                  HCV VI, HCP VI, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV VI.

                  HCV VII, HCP VII, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV VII.

Instruction.  For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X].

Instruction: Dissolution of a group requires a response to this item.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.

Identification and Classification of Members of the Group.

Not Applicable.

Item 9.

Notice of Dissolution of Group.

Not Applicable.

Item 10.

Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 21924P103	13G	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2009	HealthCare Ventures VI, L.P.
	By:	HealthCare Partners VI, L.P., its General Partner

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Partners VI, L.P.

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Ventures VII, L.P.
	By:	HealthCare Partners VII, L.P., its General Partner

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Partners VII, L.P.

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
James H. Cavanaugh, Ph.D.

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Harold Werner

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
William Crouse

CUSIP No. 21924P103	13G	Page 16 of 18 Pages

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
John W. Littlechild

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Christopher Mirabelli, Ph.D.

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Augustine Lawlor

CUSIP No. 21924P103	13G	Page 17 of 18 Pages

EXHIBIT A

AGREEMENT

JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Cornerstone Therapeutics Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2009	HealthCare Ventures VI, L.P.
	By:	HealthCare Partners VI, L.P., its General Partner

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Partners VI, L.P.

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Ventures VII, L.P.
	By:	HealthCare Partners VII, L.P., its General Partner

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	HealthCare Partners VII, L.P.

	By:	/s/JEFFREY STEINBERG
Jeffrey Steinberg, Administrative Partner

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
James H. Cavanaugh, Ph.D.

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Harold Werner

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
William Crouse

CUSIP No.  21924P103

13G

Page 18 of 18 Pages

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
John W. Littlechild

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Christopher Mirabelli, Ph.D.

Dated: February 11, 2009	/s/JEFFREY STEINBERG, Attorney-in-Fact
Augustine Lawlor